EXHIBIT 10.28

June 1, 2011

Steven Rodriguez
2222 Gunnison Trail
Frisco, TX 75034

Dear Steve:

Re: Offer of Employment

On  behalf  of  Asure  Software,  Inc.  (the  "Company"),  I  am  pleased  to  offer  you  full-time employment with the Company in the position of Chief Operating Office, subject to the conditions and contingencies set forth below. You are expected to work at the Company's offices at least four (4) days a week and one (1) day a week remotely, under the guidance and direction of Pat Goepel ("Supervisor"),.  Employment commences on June 1, 2011 ("Start Date").

1.              Duties and Responsibilities

Such other duties and responsibilities as communicated  to you by your immediate supervisors or the Supervisor from time to time.

You understand that your duties and responsibilities  may evolve over a period of time and may not be limited to the duties and responsibilities set forth above.

2.              Compensation

a.      Base Wage. Your initial annualized salary for calendar years 2011 and 2012 will be Two Hundred  Thousand  US dollars (US$200,000)  ("Base  Salary").   Your  salary will be payable pursuant to the Company's regular payroll policy, as the same may be modified from time to time by the Company.

b.     Bonus Compensation.

i)  Guaranteed Bonus.  In addition to your Base Salary, you are eligible to participate in the 2011  Company "Beat  the Budget"  bonus plan (your "Bonus").    For calendar year 2011, your Bonus shall be the greater of (a) the amount of the Bonus calculated pursuant to the terms of the "Beat the Budget" plan or (b) $20,000.00 ("Guaranteed Bonus").  Provided you remain employed by the Company as of the dates payments are due, the Bonus shall be paid quarterly (1/7th in Q2, 3/7ths in Q3 and 3/7ths in Q4) based on the Guaranteed  Bonus with any additional amount paid with the last quarterly installment.  To the extent that you receive any such Bonus, the Company will be entitled to withhold payroll taxes and other amounts as required pursuant to law.

ii) Discretionary  Bonus.   Commencing  in 2012, in addition to your Base Salary,  you may be eligible, from time to time, as determined in the sole discretion of the Board of  Directors  for  an  annual  bonus  (the  "Annual  Bonus").    The  availability   and amount of such Annual Bonus, if any, shall be at all times at the sole discretion of the Board.    To the extent that you receive any such Annual Bonus, the Company will be entitled to withhold payroll taxes and other amounts as required pursuant to law.

c.      Stock  Option.    In addition,  subject  to the  approval  of the  Company's  Board  of Directors, the Company will grant you an option to purchase 90,000 shares of the Company's  Common  Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined  by the Company's Board of Directors.   Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date.   The remaining  shares shall  vest quarterly  over the next 36 months  in equal amounts, subject to your continuing employment with the Company.  This option grant shall be subject to the terms and conditions of the Company's 2009 Equity Plan and Stock Option Agreement, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

d.     Reservation  of  Rights.  The Company  reserves  the  right  to change  the  existing compensation structure at any time, without prior notice thereof, however, subject to the provisions of this letter, the Company will not affect any material reduction  in your Base Salary without frrst discussing such reduction with you.

e.     Business Expenses.   The Company shall reimburse the Executive for all necessary and reasonable  business expenses, including expenses in connection with a rental car,  hotel  and/or  lodging, food  and  travel,  incurred  in  business  travel  by  the Executive,  subject  to  any  policies  established  by  the  Board  of  Directors  or  the Company.   Business expenses include the expenses associated  with travel between Mr. Rodriguez's residence and Company  offices and expenses while in Company office location (Austin, TX/ Warwick, RII Vancouver, BC)

3.              Employee Benefits

a.      Standard Health/ Medical  Insurance Plan. The Company agrees to provide  you with the same  health insurance  options  for you and  your immediate  family  as is offered to other employees of the Company.

b.      Paid Time Off. You will be eligible for the number of paid vacation days during each year of your employment and other paid public holidays as is consistent  with the number of paid vacation  days and holidays granted to the other officers of the Company and in accordance with standard Company policy.

4.              Pre-employment  Conditions

a.     Confidentiality  Agreement.  Your acceptance of this offer and commencement  of employment  with the Company is contingent upon the execution and delivery to an officer  of the Company  of the Company's Confidential  Information  and Invention Assignment Agreement ("Confidentiality Agreement"), a copy of which is being provided simultaneously herewith.

b.     Right to Work. For purposes of immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the  United  States  or  in  your  country  of  work.  Such  documentation  must  be provided to us prior to, but not later than, your Start Date, or our employment relationship with you may be terminated without further notice.

c.      Verification of Information. This offer of employment is also contingent upon you providing  to the Company information  requested  by the Company, as well as any general  background check  which  may be performed  by the Company  to confirm your  suitability  for  employment.   By  accepting  this  offer  of  employment,  you warrant that all information provided by you is true and correct to the best of your knowledge,  and  you  expressly  release  the Company  from  any claim  or  cause  of action   arising   out   of   the  Company's  verification   of  such   information.   Any inaccuracy in the information provided by you to the Company shall be grounds for termination of your employment.

5.          No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent  to the Company that your performance  will not breach any other  agreement  to which  you  are  a  party, including  any agreements  with  your  prior employer  or  client(s),  and  that  you  have  not,  and  will  not  during  the  term  of  your employment  with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated  with the Company, any confidential  or proprietary  information  belonging  to  any former  employer  or client, or other person or entity with respect to which you owe an obligation of confidentiality under any  agreement   or  otherwise.  The  Company   does  not  need  and  will  not  use  such information and we will assist you in any reasonable way possible to preserve and protect the confidentiality  of proprietary information  belonging to third parties. Also, we expect you  to abide  by any obligations  to refrain  from  soliciting  any  person  employed  by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.             General Obligations. As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for alL You are expected to work with a high standard of initiative, efficiency, and economy. You will perform, observe, and confirm to such duties, directions, and instructions  communicated to you by the Company, your immediate supervisors, the Supervisor and/or its designee. In addition, you are expected to abide by the equity ownership limitations set forth in the Company's Rights Plan.

7.             Notice.  You agree to provide to the Company at all times your then current contact information, including home address and telephone number. Should your home address and/or telephone number change, you agree to provide the Company with updated information within seven (7) business days of such change.

8.             At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. However, the Company requests that you provide the Company with at least one month written notice if you desire to resign from the employment with the Company. If employment is terminated by either party you agree to return any property or material of the Company in your possession at the time of termination. This policy of at-will employment will remain in effect during the entire  term  of  your  employment and  may  only  be  modified  in  an  express  written agreement authorized and signed by the Company.

9.              Severance.  Notwithstanding the fact that you will be an "At Will" employee, conditioned upon the receipt of a full release of all claims you may have against the Company, you will be entitled to receive severance equal to 13 weeks of Base Salary in the event that the Company terminates your employment without "cause". Such severance payments shall be made over the 13 week period following such termination in accordance with the Company's normal payroll procedures (including withholding). For the purposes hereof, the term "cause" shall mean: (i) your material breach of any written policy, procedure or agreement with the Company, (ii) your failure to follow the directives of your superiors or that of the board, provided that such failure continues after receiving ten (10) days to cure such failure, (iii) your conviction or plea of no contest in relation to any felony or crime of moral turpitude, or (iv) any willful conduct with is materially injurious to the Company monetarily, reputationaly or otherwise.  For the avoidance of doubt, no such severance payment shall be due in the event that your employment is terminated voluntarily by you or as a result of your death or disability.

10.            Insider Trading.   You hereby acknowledge that: (i) you are aware that "insider trading" and "tipping" of "inside information" are criminal offenses and (ii) through your employment with the Company you may have access or otherwise be privy to material non public information relating the Company and/or the Company's affiliates, clients, customers or commercial counterparties (collectively, "Insider Information"). The Company has a compliance policy with respect to Insider Information (the "Insider Trading Policy"), and the Company expects each of its employees to act at all times in compliance with the Insider Trading Policy and all applicable rules, regulations and laws, including those relating to or pertaining to the use (including trading) and/or disclosure of material non public information (collectively, "Insider Trading Rules").  You hereby agree to at all times abide by the Insider Trading Policy and all Insider Trading Rules.  In the event that in the course of your employment with the Company you learn (or suspect) any employee of the Company or other person or entity related to or connected with the Company is violating the Insider Trading Policy or Insider Trading Rules, you are directed to contact your Supervisor immediately.  If you have any questions or concerns regarding your obligations relating to Insider Trading, please contact David Scoglio.

11.            Governing  Law. This Agreement  and all acts and transactions pursuant  hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the law of the State of Texas, without giving effect to the principles of conflicts of law. Any suit or action brought by the Company against you or by you against Company shall be brought in the state or federal courts situated in the State of Texas. Both parties  hereby  are  waiving  any claim or defense  that such forum  is not convenient  or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process by any means authorized by Texas law.  Each party  waives  any  right  to  trial  by  jury  with  respect  to  any  dispute,  suit,  action  or proceeding arising out of or relating to this letter or otherwise relating to Company's relationship with you, whether in contract, tort or otherwise.

12.            Equal Opportunity.  Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees,  consultants,  or related third  parties on the basis  of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability   or  medical   condition,  sexual  orientation,   pregnancy,   childbirth  or  related medical  condition,  or  any  other  status  protected   by  applicable  law.  Any  questions regarding this EEO statement should be directed to the Supervisor.

We are all delighted to be able to extend you this offer, wish you a long and rewarding career, and look  forward   to  your  contribution  in  making  the  Company   a  professional   and  successful organization. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me within seven (7) days of the date of this letter. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, including any earlier  consulting  agreement executed  between  you and the Company. This letter may not be modified or amended except by a written agreement, signed by you and the Company.

Very truly yours,

Pat Goepel
CEO

I am in receipt of this offer letter of employment of the Company along with the Confidentiality Agreement annexed hereto. I declare that I have read and fully understood the terms of this letter and the Confidential Agreement and further agree to abide by the terms set forth herein and therein, as well as, the policies and rules of the Company. I hereby accept this offer of employment  by affixing my signature below.

Accepted and Agreed:

Name: STEVE RODRIGUEZ

(Signature)

08/15/2011
Date

Anticipated Start Date: